Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-352-5066
Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment, Inc. Reports
2006 Transition Period Results
STAMFORD, Conn., February 13, 2007 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its eight month transition period ended December 31, 2006. Revenues totaled $262.9 million as compared to $247.7 million in the comparable prior year period. Operating income was $39.2 million as compared to $44.2 million in the prior year period. Net income was $31.6 million, or $0.44 per share, as compared to $29.8 million, or $0.43 per share, in the prior year period.
“Revenues increased 6%, despite the absence of nearly $14 million in domestic cable TV advertising. Growth was led by our live events, venue merchandise and home video businesses,” stated Linda McMahon, Chief Executive Officer.
“We are excited about our two major events in April. WrestleMania® 23 airs live on Pay-Per-View on Sunday April 1 from Ford Field in Detroit. Our third feature film, The Condemned™, starring fan favorite Stone Cold Steve Austin is scheduled for domestic release on April 27,” continued Mrs. McMahon.
Comparability of Results
Based on our decision to change the financial reporting to a calendar year basis, we are reporting an eight month transition period from May 1, 2006 through December 31, 2006, which is referred to as the 2006 Transition Period. To facilitate comparison, in this press release we have presented operating results from the corresponding eight month prior year period, May 1, 2005 through December 31, 2005. Management feels this comparison is appropriate as operating activities within the two periods were consistent. The current period reflects the absence of all domestic cable advertising revenues under our arrangement with USA Network, which accounted for revenues of approximately $13.7 million in the prior year period. The prior year period also included approximately $3.4 million in positive legal settlements. Our effective tax rate of 31% in the current transition period was significantly lower than the 39% rate in the prior period, primarily due to increased tax-exempt income, increased tax benefits from domestic production activities and the favorable settlement of income tax examinations. We modified our business segment reporting to include four reportable segments in the fourth quarter of Fiscal 2006. Results from the prior year have been adjusted for comparability to the new segment reporting structure.

Results By Business Segment for the Eight Month Transition Period
The following chart reflects net revenues and profit contribution by segment for the eight month periods ended December 31, 2006 and December 31, 2005. (Dollars in millions)

	Eight Months Ended
	December 31,	December 31,
Net Revenues	2006	2005
Live and Televised Entertainment	$183.0	$181.6
Consumer Products	59.2	50.6
Digital Media	20.7	15.5
WWE Films	—	—

Total	$262.9	$247.7

	Eight Months Ended
	December 31,	December 31,
Profit Contribution	2006	2005
Live and Televised Entertainment	$68.1	$73.1
Consumer Products	30.5	29.0
Digital Media	7.2	6.2
WWE Films	—	—

Total profit contribution	$105.8	$108.3

Profit contribution margin	40%	44%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $183.0 million for the current period as compared to $181.6 million in the prior year period.
•	Live Event revenues were $52.3 million as compared to $43.7 million in the prior year period, primarily due to an increase in North American average attendance.
•	There were 246 events, including 34 international events and 38 ECW® branded events, during the current eight month period. There were 199 events, including 25 international events, produced in the prior year period.

•	North American average attendance was approximately 4,900 in the current period as compared to 4,500 in the prior year period. Excluding the ECW events, our North American average attendance was 5,700 as compared to 4,500 in the prior year. The ECW live events generated approximately $1.1 million with an average ticket price of approximately $25.00 and average attendance of approximately 1,100.

•	Pay-Per-View revenues were $53.4 million as compared to $54.5 million in the prior year period. There were eleven Pay-Per-View events produced in each period.
The details for the number of buys (in 000’s) are as follows:

	Eight Months Ended	Eight Months Ended
Events (in chronological order)	December 31, 2006	December 31, 2005
Backlash®	—	308
Judgment Day®	252	266
ECW® One Night Stand	304	333
Vengeance®	337	429
Great American Bash®	232	279
SummerSlam®	541	634
Unforgiven®	307	240
No Mercy®	197	224
Cyber Sunday™ /Taboo Tuesday®	228	207
Survivor Series®	383	375
December to Dismember™	90	—
Armageddon®	239	280

Prior events	177	210
Total	3,287	3,785
•	Beginning in Q1 of the 2006 Transition Period, the North American retail price of our Pay-Per-View events was increased by $5.00 to $39.95 in order to bring the price more in line with similar events. This increase in price partially offset the decline in the number of buys reported in the current period.

•	International buys comprised approximately 39% of total buys in the current period as compared to 37% of total buys in the prior year period.
•	Venue Merchandise revenues were $12.1 million as compared to $8.4 million in the eight month period last year, primarily reflecting the increase in North American attendance and an increase in per capita spending by our fans of approximately $0.70 to $10.90 in the current year period.
•	Television Rights Fees revenues were $58.7 million as compared to $54.7 million in the prior year. This increase is primarily due to the rights fees received from our ECW telecasts in the current year.
•	Television Advertising revenues were $4.5 million as compared to $19.8 million in the prior year period. This decline was due to our television distribution agreement with USA Network, which became effective in October 2005. Due to this change, we no longer participate in domestic television advertising sales. Advertising revenues in the current period include sales of advertising on our Canadian television programs.

Consumer Products
Revenues from our Consumer Products businesses were $59.2 million versus $50.6 million in the prior year period, a 17% increase.
•	Home Video net revenues were $35.5 million as compared to $28.1 million in the prior year period, reflecting a 55% increase in gross DVD units sold. This success was highlighted by the release of WrestleMania 22, which sold over 425,000 gross units in the transition period, representing the best selling title in our history.
•	Licensing revenues were $14.7 million as compared to $14.9 million in the prior year period, reflecting decreases in videogame and novelty related sales. The decline in videogame revenues primarily reflects the timing of new videogame releases. Revenue for the current period reflects no new titles as compared to two new videogames in the prior year period.
•	Magazine publishing net revenues were $8.5 million as compared to $7.3 million in the prior year period. In July 2006 we began publishing WWE® Magazine, which replaced our two former magazines, Raw® and SmackDown®. The increase in revenues reflects higher newsstand sales.
Digital Media
Revenues from our Digital Media related businesses were $20.7 million as compared to $15.5 million in the prior year, a 34% increase.
•	WWE.com revenues were $7.3 million as compared to $5.9 million in the prior year period, reflecting additional revenues from web-based advertising and wireless content.
•	WWEShop revenues were $13.0 million as compared to $8.7 million in the prior year period, primarily due to a 54% increase in the number of orders processed during the current period. The average amount spent by our customers per order was approximately $53.00, which was consistent with the prior year period.
WWE Films™
During the eight month 2006 transition period we released two feature films, See No Evil™ and The Marine™, to theaters in widespread distribution. See No Evil was released domestically in theaters in May 2006 and on DVD in November 2006. The Marine was released domestically in theaters in October 2006 and on DVD in January 2007, subsequent to year end. During the current transition period we incurred approximately $16.9 million in capitalized production costs for our third feature film, The Condemned™, which is scheduled for release in April 2007. WWE does not participate in any revenues associated with these film projects until the print and advertising costs incurred by our distributors have been recouped and the results have been reported to us. Accordingly, no revenues have been recorded in the 2006 transition period.

Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the 2006 transition period was $105.8 million as compared to $108.3 million in the prior year period. Total profit contribution margin was approximately 40% for the current period as compared to 44% for the prior year. The decline in the profit contribution is due in part to the absence of domestic television advertising revenues in our Live and Televised Entertainment segment and the increases in revenues from businesses with lower profit margins than advertising, such as live events and venue merchandise.
Selling, general and administrative expenses
SG&A expenses were $61.0 million for the current period as compared to $56.9 million in the prior year period. The prior year period included approximately $3.4 million in positive legal settlements.
EBITDA
EBITDA was approximately $44.8 million in the current period as compared to $51.5 million in the prior year period.
Summary Income Statements
The following chart reflects a summary income statement for the eight month periods ended December 31, 2006 and December 31, 2005:
(Dollars in millions, except per share data)

	Eight Months Ended	Eight Months Ended
	December 31, 2006	December 31, 2005
Net revenues	$262.9	$247.7
Operating income	$ 39.2	$ 44.2
Income taxes	$ 14.5	$ 18.9
Net income	$ 31.6	$ 29.8
Earnings per share (Diluted)	$ 0.44	$ 0.43
Cash Flows
Net cash provided by operating activities was $22.3 million for the eight months ended December 31, 2006 as compared to $67.1 million in the prior year period. In the 2006 transition period we spent approximately $17.5 million on the production of feature films as compared to $5.3 million in the prior year period.

Change in Fiscal Year
As previously disclosed, the Company switched to a calendar year basis beginning with calendar year 2007.
The financial statements included in the attached supplemental schedules show the results of the eight month 2006 transition period and the twelve months ended April 30, 2006, consistent with the presentation required in Form 10-K.
Business Outlook
The Company is committed to complete a comprehensive strategic review with the objective of identifying sustainable, multi-year growth rates. We expect to communicate our financial objectives within the near term. As such, our management has decided not to provide specific guidance on near-term results. In lieu of providing such financial guidance, we are expanding the depth of our business metrics, and will make these available to investors on a monthly basis on our corporate website – corporate.wwe.com. As a specific point of reference, the Company has targeted 2007 EBITDA growth of approximately 12% over the prior calendar year for the payout of management bonuses.
Note: World Wrestling Entertainment, Inc. will host a conference call on February 13, 2007 at 11:00 a.m. ET to discuss the Company’s earnings results for the 2006 transition period. All interested parties can access the conference call by dialing 800-862-9098 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: All World Wrestling Entertainment, Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(dollars and shares in thousands, except per share data)
(Unaudited)

	Eight	Twelve
	Months Ended	Months Ended
	December 31, 2006	April 30, 2006
Net revenues	$262,937	$400,051

Cost of revenues	157,094	227,172
Selling, general and administrative expenses	61,043	91,867
Depreciation and amortization	5,557	10,472

Operating income	39,243	70,540

Investment income, net	6,440	7,390
Interest expense	421	587
Other income, net	884	553

Income from continuing operations before income taxes	46,146	77,896

Provision for income taxes	14,529	47,012

Income from continuing operations	31,617	47,012

Income from discontinued operations, net of taxes	—	35

Net income	$31,617	$47,047

Earnings per share – basic :
Continuing operations	$0.45	$0.68

Discontinued operations	0.00	0.00

Net income	$0.45	$0.68

Earnings per share – diluted:
Continuing operations	$0.44	$0.67

Discontinued operations	0.00	0.00

Net income	$0.44	$0.67

Shares used in per share calculations:
Basic	70,899	69,361

Diluted	71,596	70,176

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	December 31,	April 30,
	2006	2006
ASSETS
CURRENT ASSETS:
Cash and equivalents	$86,267	$175,203
Short-term investments	161,889	105,655
Accounts receivable, net	52,113	67,775

Inventory, net	3,049	1,788
Prepaid expenses and other current assets	13,334	11,140
Assets of discontinued operations	469	457

Total current assets	317,121	362,018

PROPERTY AND EQUIPMENT, NET	67,972	67,570

FEATURE FILM PRODUCTION ASSETS	53,560	36,094

INTANGIBLE ASSETS, NET	3,328	1,461

OTHER ASSETS	11,304	12,247

TOTAL ASSETS	$453,285	$479,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$862	$817
Accounts payable	14,909	19,826
Accrued expenses and other liabilities	25,535	36,017
Deferred income	20,166	19,874
Liabilities of discontinued operations	302	294

Total current liabilities	61,774	76,828

LONG-TERM DEBT	5,800	6,381

STOCKHOLDERS’ EQUITY:
Class A common stock	231	227
Class B common stock	479	479
Additional paid-in capital	286,985	277,693
Accumulated other comprehensive income	666	355
Retained earnings	97,350	117,427

Total stockholders’ equity	385,711	396,181

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$453,285	$479,390

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	December 31,	April 30,
	2006	2006
OPERATING ACTIVITIES:
Net income	$31,617	$47,047
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	—	(35)
Revaluation of warrants	(839)	(1,474)
Depreciation and amortization	5,557	10,472
Realized loss on sale of investments	105	1,820
Amortization of investment income	(329)	(1,702)
Stock compensation costs	4,843	4,694
Provision for doubtful accounts	(1,574)	494
Provision for inventory obsolescence	1,429	1,894
Provision (benefit) for deferred income taxes	2,442	(1,661)
Excess tax benefit from stock-based payment arrangements	(712)	—
Changes in assets and liabilities:
Accounts receivable	17,237	(6,368)
Inventory	(2,689)	(2,625)
Prepaid expenses and other assets	(2,764)	(2,658)
Feature film production assets	(17,466)	(7,323)
Accounts payable	(4,917)	4,156
Accrued expenses and other liabilities	(10,273)	20,849
Deferred income	621	(478)

Net cash provided by continuing operations	22,288	67,102
Net cash provided by discontinued operations	—	162

Net cash provided by operating activities	22,288	67,264

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,099)	(9,376)
Purchase of other assets	(2,726)	(881)
Purchase of short-term investments	(77,436)	(53,765)
Proceeds from sales or maturities of short-term investments	20,850	148,908

Net cash (used in) provided by continuing operations	(64,411)	84,886
Net cash used in discontinued operations	—	—

Net cash (used in) provided by investing activities	(64,411)	84,886

FINANCING ACTIVITIES:
Repayments of long-term debt	(537)	(757)
Dividends paid	(51,017)	(50,064)
Issuance of stock, net	350	483
Proceeds from exercise of stock options	3,679	16,823
Excess tax benefit from stock-based compensation arrangements	712	—

Net cash used in continuing operations	(46,813)	(33,515)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(46,813)	(33,515)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(88,936)	118,635
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	175,203	56,568

CASH AND CASH EQUIVALENTS, END OF PERIOD	$86,267	$175,203

World Wrestling Entertainment, Inc.
Supplemental Information – EBITDA
(dollars in thousands)
(Unaudited)

	Eight	Twelve
	Months Ended	Months Ended
	December 31, 2006	April 30, 2006
Net income reported on U.S. GAAP basis	$31,617	$47,047

Income from discontinued operations, net	—	(35)
Provision for income taxes	14,529	30,884
Interest and other, net	(6,903)	(7,356)
Depreciation and amortization	5,557	10,472

EBITDA	$44,800	$81,012

Non-GAAP Measure:
EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Eight	Twelve
	Months Ended	Months Ended
	December 31, 2006	April 30, 2006
Net cash provided by continuing operations	$22,288	$67,102

Less cash used in capital expenditures:
Purchase of property and equipment	(5,099)	(9,376)
Purchase of other film library assets	(2,726)	(881)

Free Cash Flow	$14,463	$56,845

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.